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                                                                EXHIBIT 11.1

                                 DSP GROUP, INC.
                 STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                             YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------
                                                                    2000             1999              1998
                                                                  --------         --------          --------
Numerator:

     Net income.........................................          $ 49,835         $ 54,579          $ 14,415
                                                                  ========         ========          ========
Denominator:

     Weighted average number of common shares
       outstanding during the period used
       to compute basic earnings per
       share ...........................................            26,616           23,468            19,536
                                                                  ========         ========          ========

     Incremental shares attributable to exercise of
       outstanding options (assuming proceeds would be
       used to purchase treasury stock).................             2,053            1,974               496
                                                                  --------         --------          --------

     Weighted average number of shares of common stock
       used to compute diluted earnings per
       share............................................            28,669           25,442            20,032
                                                                  ========         ========          ========

Basic net income per share..............................          $   1.87         $   2.33          $   0.74
                                                                  ========         ========          ========

Diluted net income per share............................          $   1.74         $   2.15          $   0.72
                                                                  ========         ========          ========
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